UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sypris Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2015 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. EDT
Tuesday, May 5, 2015

PLACE	Lower Level Seminar Room
101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect three Class I members of the Board of Directors, whose terms are described in the Proxy Statement.
(2) To approve the 2015 Sypris Omnibus Plan.
(3) An advisory approval of the Company’s named executive officer compensation.
(4) To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

RECORD DATE	Holders of record of Sypris Solutions, Inc. common stock at the close of business on March 10, 2015 are entitled to vote at the meeting.

ANNUAL REPORT	The Company’s 2014 Annual Report, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares in one of four ways:
(1)	Visit the Website noted on your proxy card to vote via the Internet;
(2)	Use the toll-free telephone number on your proxy card to vote by telephone;
(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or
(4)	Attend the meeting in person.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice.

John R. McGeeney

Vice President, General Counsel and Secretary

April 6, 2015

Important Notice Regarding the Availability of Proxy Materials

The notice of annual meeting of stockholders to be held on May 5, 2015, this Proxy Statement, form of proxy card and the Sypris Solutions 2014 Annual Report on Form 10-K are available at www.sypris.com/proxymaterials.

Sypris Solutions, Inc. 101 Bullitt Lane, Suite 450 Louisville, KY 40222

PROXY STATEMENT

We are providing this Proxy Statement to you in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. (the “Board”) of proxies to be voted at our 2015 annual meeting of stockholders and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.” We refer to our 2015 annual meeting of stockholders as the “Annual Meeting”.

You are cordially invited to attend the Annual Meeting on May 5, 2015, beginning at 10:00 a.m. EDT. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing this Proxy Statement on or about April 6, 2015, to holders of our common stock (“Common Stock”) at the close of business on March 10, 2015 which is the “Record Date” for the Annual Meeting.

Proxies, Quorum and Voting Procedures

Proxies

Stockholder of Record: Shares Registered in Your Name

Your vote is important. If you are a stockholder of record, you may (a) vote in person at the meeting, (b) vote by proxy using the enclosed proxy card, (c) vote by proxy over the telephone, or (d) vote by proxy on the Internet, in each case as described below. You may still attend the meeting and vote in person even if you have already voted by proxy. In order to vote over the Internet or via telephone, please call the number or go to the website identified on the enclosed proxy card and follow the instructions. The Internet and telephone voting facilities will close at 12:00 a.m. EDT on May 5, 2015.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote before the deadline) or by voting by ballot at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a voting instructions card with these proxy materials from that organization rather than from us. Simply complete and mail the voting instructions card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy card.

Quorum

The Amended and Restated Bylaws of the Company provide that the holders of a majority of the issued and outstanding shares of the Company’s Common Stock present in person or by proxy and entitled to vote at the Annual Meeting are necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum exists, but shares held by a broker, bank or other nominee and not voted on any matter will not be counted for such purpose. Therefore, if you hold shares through a broker, bank or other nominee it is important that you contact your broker with your voting instructions. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Required Vote

All shares entitled to vote and represented by proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions provided. If you hold shares through an account with a broker, bank or other nominee, and you fail to provide voting instructions to your broker, bank or other nominee either using your voting instruction card or by telephone or over the Internet in accordance with the instructions provided, then your shares will not be voted with respect to any of the proposals being considered at the Annual Meeting. Therefore, if you hold shares through a broker, bank or other nominee it is important that you provide your broker with your voting instructions.

Election of Directors

Under Delaware law and our Amended and Restated Bylaws, the three nominees who receive the greatest number of votes cast by stockholders, entitled to vote at the meeting, for election as Class I directors will be elected at the conclusion of the tabulation of votes. A “withhold” vote with respect to the election of one or more directors will not affect the outcome of the election of directors.

Approval of 2015 Sypris Omnibus Plan

The affirmative vote by a majority of the shares of the Common Stock voting at the Annual Meeting is required for approval and ratification of the 2015 Sypris Omnibus Plan. Abstentions and broker non-votes will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting, but will be counted toward determining a quorum.

Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the advisory approval of the Company’s executive compensation. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. This proposal is advisory in nature, which means that it is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

If you submit a proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy. As of the date of this Proxy Statement, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Holders of Common Stock at the close of business on March 10, 2015, the Record Date are entitled to receive notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

At the close of business on the Record Date there were 20,456,044 shares of Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between 8:30 a.m. and 5:30 p.m. local time.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 9,019,848 shares or 43% of the Company’s outstanding Common Stock. Additional information on ownership of Common Stock by the Gill family, see the heading Stock Ownership of Certain Beneficial Owners and Management.

Multiple Stockholders Sharing the Same Address

Multiple stockholders who share a single address will receive only one Annual Report and Proxy Statement at that address. This practice, known as “householding,” reduces printing and postage costs. However, if you wish to receive a separate copy of the Annual Report or Proxy Statement in the future, you may contact your broker, bank or other nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting your bank, broker or other nominee directly or by contacting Sypris in the same manner described above.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

Notice Regarding Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to the Annual Meeting described above. These rules allow companies to provide access to proxy materials in one of two ways—by either providing stockholders notice of the availability of the materials via the Internet or by delivering a full set of the materials to stockholders. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all the proxy materials, as well as providing access to those proxy materials on a publicly accessible website. The notice of the Annual Meeting of stockholders, Proxy Statement, form of proxy card and 2014 Annual Report on Form 10-K are available at www.sypris.com/proxymaterials.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”). The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board and committee composition and operation, director compensation and risk management. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on an annual basis, and reporting any recommended changes to the Board. A copy of the Guidelines is available on the Company’s website at www.sypris.com.

During 2014, the Board held five regular meetings, and the committees (all together) held fourteen meetings. All directors attended 100% of the Board meetings and meetings of committees of which they are members. Although the Company does not have a formal policy regarding attendance by directors at the Company’s annual meeting of stockholders, more than a majority of the directors have attended all prior annual meetings. Six of the ten directors attended the 2014 Annual Meeting.

Independence

The Board has determined that John F. Brinkley, Gary L. Convis, William G. Ferko, William L. Healey, Sidney R. Petersen and Robert Sroka are “independent” as defined by NASDAQ’s listing standards. Additionally, the Board anticipates that as of the Annual Meeting Robert F. Lentz will be “independent” as defined by NASDAQ’s listing standards and will review and confirm the status of Mr. Lentz at that time. See “Transactions with Related Persons” below for information on payments to Mr. Lentz as a consultant, prior to his appointment as a director in July 2012. Each of our Audit and Finance, Compensation, and Nominating and Governance committees is composed only of independent directors as identified below under the heading “Committees of the Board of Directors.”

In December 2014, the independent directors selected Robert Sroka to serve a one-year term as Lead Independent Director. Mr. Sroka, as Lead Independent Director, presides over periodic independent sessions of the Board in which only independent directors participate. Additional information regarding the role of the Lead Independent Director is provided below under the heading “Board Leadership and Risk Oversight.” Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing to the Lead Independent Director, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board welcomes communications from our stockholders. Stockholders may send communications to the Board or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any stockholder correspondence addressed to the Board or to any director in particular, in care of the Company, is forwarded by us to the addressee.

Committees of the Board of Directors

During 2014, the Board had three standing committees: the Audit and Finance Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Gary L. Convis, William L. Healey, Sidney R. Petersen and Robert Sroka (Chairman). Each member of the Audit and Finance Committee satisfies the additional requirements of the SEC and NASDAQ for audit committee membership, including the additional independence requirements and the financial literacy requirements. The Board of Directors has also determined that Robert Sroka qualifies as an “audit committee financial expert” as defined by SEC rules. During 2014, the

Audit and Finance Committee met six times. The functions of the Audit and Finance Committee are described below under the heading Audit and Finance Committee Report. The Audit and Finance Committee operates pursuant to a formal written charter that sets out the committee’s functions. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. The Audit and Finance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee

The current members of the Compensation Committee are John F. Brinkley, William G. Ferko and William L. Healey (Chairman). During 2014, the Compensation Committee met four times. The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of executive officers and reviewing the compensation of directors. The Compensation Committee generally approves equity awards for the Company’s other employees and non-equity compensation for the Company’s executive officers. However, the Compensation Committee has delegated to the Company’s Chief Executive Officer the discretion to award to non-executive employees in any one calendar year up to 100,000 stock options in the aggregate, with a maximum individual award of 10,000 stock options. The Company’s Chief Executive Officer, with assistance from the Corporate Director of Human Resources and his support staff, provides recommendations to the Compensation Committee regarding compensation for those employees reporting directly to the Chief Executive Officer. However, the Compensation Committee retains full discretion to modify any compensation recommendations by the Chief Executive Officer or other members of management.

In 2014, the Company’s management engaged the assistance of Pearl Meyer & Partners (“Pearl Meyer”), a compensation consulting firm, to assist the Compensation Committee in reviewing total compensation for the Company’s named executive officers, other key employees and directors. Pearl Meyer provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions regarding the Chief Executive Officer, the Company’s other executives and the directors. Over the past 7 years direct access to Pearl Meyer has been made available to the Compensation Committee, with or without management in attendance, on an “as needed” basis to review various issues related to executive compensation. On various occasions, and most recently in October of 2013, the non-employee directors and certain members of the Company’s management met with Pearl Meyer for an overview of the services being provided to the Company’s management. The Company’s management has also engaged Pearl Meyer for assistance with general trends in compensation and requested clarification on the appropriate compensation benchmarks for unique or “hybrid” job descriptions. Pearl Meyer’s work in this area did not raise any conflict of interest concerns for the fiscal year 2014 or prior years, based on a review of fees paid and disclosures provided by Pearl Meyer in an annual written questionnaire delivered to the Company. For compensation decisions affecting 2015, the Company and the Compensation Committee intend to continue to utilize the assistance of Pearl Meyer.

The Compensation Committee operates pursuant to a formal written charter that sets out the functions that it is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A copy of the Compensation Committee Charter is available on the Company’s website at www.sypris.com.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are John F. Brinkley (Chairman), William G. Ferko and Robert Sroka. During 2014, the Nominating and Governance Committee met four times. The functions of the Nominating and Governance Committee include reviewing and recommending nominees to the Board for election as directors of the Company and evaluating the performance and effectiveness of the Board. The Nominating and Governance Committee also makes recommendations to the Board from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to assess candidates for inclusion in the Company’s recommended slate of independent director nominees. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diversity of viewpoints and backgrounds on the Board, including diversity of religions, races, genders, nationalities, educational backgrounds, work experiences and extracurricular interests, which can have a positive impact on the business. A mix of talents, backgrounds, experiences and geographic locations of the individual Board members is also important and is considered in the evaluation of potential candidates. In addition, the Nominating and Governance Committee will consider an individual’s integrity and commitment, as well as a candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and manufacturing or service operations.

Of the three nominees for election at the Annual Meeting; John F. Brinkley, Robert E. Gill and William L. Healey are currently serving as directors and were previously elected by stockholders. To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, subject to any rights stockholders have to nominate director candidates under our Amended and Restated Bylaws, the Company’s policy is not to seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date. In light of the Company’s current size, market position and historically low rates of director turnover, the policy of the Nominating and Governance Committee has been to develop and maintain contacts with potential candidates for future membership on the Board of Directors, primarily through the business relationships of the Company’s current and former officers and directors.

The Nominating and Governance Committee operates pursuant to a formal written charter that sets out the committee’s functions. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.sypris.com.

Board Leadership and Risk Oversight

The Board consists of our Chairman of the Board, Robert E. Gill, our President and Chief Executive Officer, Jeffrey T. Gill, R. Scott Gill, one other non-independent director, and six independent directors. Additionally, the independent directors annually select a Lead Independent Director. Our independent directors generally meet in executive session, chaired by our Lead Independent Director, several weeks in advance of each regularly scheduled Board meeting. During 2014, the Lead Independent Director presided over five such meetings, reported to the Board on the results of such meetings and periodically inquired of independent directors with any ongoing changes in their respective biographies, any related person transactions and any potential conflicts of interest. The Board has three standing committees—Audit and Finance, Compensation, and Nominating and Governance, each of which is comprised solely of independent directors.

The Board with and through its committees is actively involved in oversight of risks that could affect the Company. While the oversight of certain risks related to compensation, financial or governance matters is conducted primarily through designated committees of the Board, as disclosed more fully in the charters of each of such committees, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Audit and Finance Committee is generally responsible for oversight of the Company’s relationship with its public accountants, financial reporting and internal controls, debt and credit agreements, and other financial compliance matters. The Compensation Committee is generally responsible for oversight of the recruitment, retention and motivation of the Company’s executive management and other employees, including compensation, performance evaluation processes and succession planning matters for directors, officers and other key personnel. The Nominating and Governance Committee is generally responsible for oversight of the nominating and self-evaluative processes with respect to service on the Board, and for oversight of other corporate governance matters.

Pursuant to our Amended and Restated Bylaws, our Guidelines and general practices, the Board reviews and determines the best board leadership structure for the Company at least annually. As part of our periodic board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides an effective and efficient structure for the Company and stockholders.

We believe that our current board leadership structure has been and will continue to be effective for the Company. We believe that having Mr. Robert E. Gill and Mr. Jeffrey T. Gill serve as Chairman of the Board and Chief Executive Officer, respectively, benefits the Company by enabling each individual to contribute his extensive, in-depth knowledge of Sypris’ business to both the Board’s deliberations and the Company’s operations. Further, having independent chairs for each of the Audit and Finance, Compensation, Nominating and Governance Committees and a Lead Independent Director ensures that the Board provides significant independent and objective oversight. Together with regular executive planning, analysis and reporting, we believe that this structure provides the Company both with strong leadership and effective Board oversight of the material risks and opportunities facing the Company on an ongoing basis.

Code of Conduct

We have a corporate responsibility and compliance program which includes a written code of conduct. We require all employees, including all officers and senior level executives, to adhere to our code of conduct in addressing the legal and ethical issues encountered in conducting their work. The code of conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of conduct or other Company policies and procedures. The code of conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of conduct can be found on our corporate website at www.sypris.com. We intend to post amendments to or waivers from our code of conduct (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller) on our website.

Transactions with Related Persons

The Company’s code of conduct requires all directors, executive officers and other employees of the Company to disclose and seek prior approval of any transaction with a related person. The Company’s directors, including the Chief Executive Officer and President, must report any potential conflict of interest to the Audit and Finance Committee, in accordance with the Guidelines and the Audit and Finance Committee Charter. The other executive officers must report any potential conflict of interest to the President and Chief Executive Officer. The Audit and Finance Committee may approve, ratify or reject the transaction or refer the transaction to the full Board or other appropriate committee of the Board, in its discretion. In addition, the Company requires each director, director nominee and executive officer to disclose any transactions involving related parties, or other potential conflicts of interest, in an annual written questionnaire. For 2014, with the exception of the information reported below no related person transactions (as defined in Item 404(a) of Regulation S-K) were reported or otherwise discovered by the Company. This section describes certain transactions that involve directors and executive officers of the Company and their affiliates.

On December 20, 2011, the Board authorized the Company to enter into an Executive Equity Repurchase Agreement (the “Repurchase Agreement”) in which certain members of the Company’s management team and directors, may elect to participate on a voluntary basis. By executing the agreement each participant grants the Company a first right to purchase shares of Common Stock beneficially owned by the individuals at then-current market prices, subject to certain exceptions. Participants would be required to offer to sell shares of Common Stock they beneficially held to the Company when either (a) they propose to transfer more than 1,500 shares of Common Stock to a third party or (b) they separate service from the Company. In that second circumstance, the Company has the right to acquire all of the shares of Common Stock beneficially owned by the departing person. In both circumstances, the price per share, if accepted by the Company, would be based on the average of the closing prices of the Common Stock on NASDAQ for a trailing five trading day period. The Repurchase Agreement has a five year term, subject to earlier termination by the Company. On December 20, 2011, the Company’s Board authorized a share repurchase program authorizing the Company to repurchase up to $5,000,000 of the Company’s outstanding Common Stock from time to time over the twelve months following the authorization, subject to annual renewal by the Board, and the share repurchase program was renewed by the Board for 2015. The Company’s repurchases may be executed through open market purchases, privately negotiated transactions, the Repurchase Agreement described above or other arrangements which comply with the provisions of the Securities Exchange Act of 1934, as amended and the terms of the Company’s existing credit facility. The program does not require that the Company purchase any specific number of shares or make purchases by a certain time and date. The program may be suspended or discontinued by the Company at any time without prior notice.

Currently all directors, with the exception of R. Scott Gill, and all executive officers have elected to enter into the Repurchase Agreement.

In addition, Robert F. Lentz was elected as a member of the Board of the Company in July 2012 and previously served as a consultant and member of the Senior Advisory Board for the Company’s subsidiary Sypris Electronics, LLC (“Sypris Electronics”), from approximately June 2009 through March 2012. In light of his role as a director for the Company, Mr. Lentz agreed to terminate any future consulting services for the Company or its subsidiaries. From January 1, 2011 through May 2012, Mr. Lentz received approximately $176,250 for Senior Advisory Board membership and consulting services and $6,722 for reimbursement of expenses including meals, airfare and transportation from Sypris Electronics. Upon additional review by the Board of Directors, it is anticipated that Mr. Lentz will achieve independent status as of May 5, 2015 barring any unforeseen conflicts that would impact his “independence” as defined by NASDAQ’s listing standards.

The Company is a member of Columbus Insurance Ltd. (“Columbus”), a captive insurance entity that reinsures general liability, automobile liability, auto physical damage, and workers compensation insurance. Mr. Anthony C. Allen, is an executive officer of the Company, and as the Company’s representative is a Director of Columbus and has been appointed as the Chairman of the Columbus Finance Committee and named to the executive director position of Treasurer effective as of January 23, 2015. Mr. Allen receives no compensation for his services to Columbus. Each member of Columbus is a shareholder with one vote under a simple majority governing structure.

The Company’s subsidiary Sypris Electronics entered into a consulting agreement with Dean Carpenter for services relating to the sales and marketing of cyber operations and analytics. Mr. Carpenter is the brother-in-law of John J. Walsh, an executive officer of the Company. The initial term of the consulting agreement was February 24, 2014 through February 23, 2015, with the option for renewal by the Company. During 2014 Mr. Carpenter received approximately $114,158 for consulting services and approximately $42,787 for reimbursement of expenses including meals, airfare, per diem allowance and transportation from Sypris Electronics. On March 2, 2015, Sypris Electronics hired Mr. Carpenter as a full-time employee in the role of business development manager relating to sales and marketing of cyber operations and analytics.

In connection with the Company’s March 12, 2015 amendment to its Revolving Credit and Security Agreement with PNC Bank, N.A., a Promissory Note was entered into between the Company and Gill Family Capital Management, Inc. (“Gill Family Capital”) through which the Company received $4,000,000 in proceeds of subordinated debt. Mr. Jeffrey T. Gill and Mr. R. Scott Gill are Co-President and Treasurer and Secretary,

respectively, of Gill Family Capital, and Mr. Jeffrey T. Gill, Mr. R. Scott Gill and Mr. Robert E. Gill each contributed a portion of the proceeds to Gill Family Capital Management. The Promissory Note matures on April 12, 2016 and is secured by certain assets of the Company including patents, trademarks, and real property located in the U.S. and bearing an interest rate of 8.00% per year, and the principal and interest are due and payable on the maturity date, for the benefit of Gill Family Capital. There is no prepayment penalty fee. The amount outstanding as of March 12, 2015 is $4,000,000 and the approximate value of the Promissory Note’s principal and interest upon maturity is $4,353,000.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Changes in Independent Registered Public Accounting Firm

On June 11, 2014, the Audit and Finance Committee engaged Crowe Horwath LLP as its independent registered public accounting firm for the Company’s fiscal year ending December 31, 2014. Concurrent with its appointment of Crowe Horwath LLP the Audit and Finance Committee dismissed Ernst & Young LLP which served as the Company’s independent public accountants since and including the fiscal year ended December 31, 1989 through June 11, 2014.

The report provided by Ernst & Young LLP in connection with the Company’s financial statements for the fiscal years ended December 31, 2013 and December 31, 2012, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, at no point during the two fiscal years ended December 31, 2013 and the subsequent interim period through June 11, 2014 were there any “disagreements” between the Company and Ernst & Young LLP as that term is defined in Item 304(a)(1)(iv) of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years ended December 31, 2013 and the subsequent interim period through June 11, 2014.

We provided Ernst & Young LLP with a copy of the disclosures set forth in Item 4.01 of the current report on Form 8-K that was filed with the SEC on June 12, 2014 and requested that Ernst & Young LLP furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements made therein, each as required by the applicable SEC rules. A copy of the letter, expressing the agreement of Ernst & Young LLP with our relevant disclosures, was filed as Exhibit 16.1 to the current report on Form 8-K that was filed with the SEC on June 12, 2014.

As reported above, on June 11, 2014, our Audit and Finance Committee engaged Crowe Horwath LLP as our new independent registered public accounting firm to perform independent audit services for the fiscal year ended December 31, 2014. During the two most recent completed fiscal years and through June 11, 2014, neither the Company nor anyone on its behalf consulted with Crowe Horwath LLP regarding any of the following: (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided that Crowe Horwath LLP concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was subject of a disagreement, as the term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K.

Although the Audit and Finance Committee has not yet completed its process for selecting the independent public accountant for the Company with respect to its 2015 financial statements, the Audit and Finance Committee has approved the interim engagement of Crowe Horwath LLP to perform audit and audit-related services with respect to 2015. The Audit and Finance Committee’s selection process includes consideration of the following factors: continuity of experience with the Company’s business, internal controls and technical accounting experience; independence; history of and reputation for thoroughness, accuracy, excellence and integrity; and reasonableness of fees. The Audit and Finance Committee has approved the fees described below for 2014. The Audit and Finance Committee believes that the fees paid for non-audit services are compatible with the independence of Ernst & Young LLP and of Crowe Horwath LLP.

Representatives of Crowe Horwath LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Independent Registered Public Accounting Firm for Fiscal Years 2014 and 2013

Ernst & Young, LLP Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2013, review of the consolidated quarterly financial statement for the first quarter of 2014, certain transition support services and the preparation of certain required consents and fees billed for other services rendered by Ernst & Young LLP with respect to those periods.

	Years Ended December 31,
	2014	2013
Audit Fees (1)	$35,000	$848,500
Audit-Related Fees (2)	11,990	22,865
Tax Fees (3)	97,585	141,863
All Other Fees (4)	—	—

Total	$144,575	$1,013,228

(1)	Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, consultation regarding accounting and reporting matters related to the audit, review of documents filed with the SEC for 2013 and the first quarter of 2014, and transition support services and required consents.

(2)	Audit-Related Fees principally include technical research tools and assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies and other agreed upon procedures performed in 2014.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax provision, review of state and local income tax planning opportunities, foreign tax research and international transfer pricing analysis.

(4)	All Other Fees consist of fees other than Audit Fees, Audit-Related Fees and Tax Fees.

Crowe Horwath LLP Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Crowe Horwath LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2014 and reviews of the consolidated quarterly financial statements included in the quarterly reports on Form 10-Q and fees billed for other services rendered by Crowe Horwath LLP for the year ended December 31, 2014.

	Years Ended December 31,
	2014	2013
Audit Fees (1)	$309,500	—
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$309,500	$—

(1)	Audit Fees include fees associated with reviews of the Company’s quarterly reports on Form 10-Q, consultation regarding accounting and reporting matters related to the audit, review of documents filed with the SEC for 2014.

(2)	Audit-Related Fees principally include technical research tools and assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies and other agreed upon procedures performed in 2014.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax provision, review of state and local income tax planning opportunities, foreign tax research and international transfer pricing analysis.

(4)	All Other Fees consist of fees other than Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Public Accountants

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants, either by a majority vote at any meeting of the committee at which a quorum is present or by the committee’s authorized delegate for approvals between meetings, all of which are reported to the committee at its next meeting. These services may include audit services, audit-related services, tax services and other services. With some exceptions for certain longer-term projects, pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and management are required to periodically report to the full Audit and Finance Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent public accountants under the categories Audit-Related and Tax described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the processes used to support the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.

The Audit and Finance Committee met privately with both the independent public accountants and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal control over financial reporting. The Company’s independent public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U. S. generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements to U.S. generally accepted accounting principles. The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee reviewed with management and Crowe Horwath LLP the Company’s draft of Annual Report on Form 10-K for the year ended December 31, 2014, including the Company’s audited financial statements, and met separately with both management and Crowe Horwath LLP to discuss and review those materials prior to issuance and filing with the SEC. Management has represented, and Crowe Horwath LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Finance Committee also discussed with Crowe Horwath LLP matters required to be discussed by the United States Public Company Accounting Oversight Board (“PCAOB”) (Communications with Audit Committees).

In addition, the Audit and Finance Committee has received from the independent public accountants the written disclosures and the letters required by applicable requirements of the PCAOB regarding the independent public accountant communications with the Audit and Finance Committee concerning independence, has discussed with the independent public accountants their independence from the Company and its management, and has considered whether the independent public accountants’ provision of non-audit services to the Company is compatible with maintaining the auditor’s independence. Crowe Horwath LLP and Ernst & Young LLP have both confirmed by letter that, in their professional judgment, they are independent of the Company. The Audit and Finance Committee is not aware of any issues which could impair the independence of Crowe Horwath LLP or Ernst & Young LLP.

The Audit and Finance Committee reviewed and pre-approved Crowe Horwath LLP’s and Ernst & Young LLP’s proposed audit plans, audit scope, identification of audit risks and fees, either by vote of the committee or by approval of the committee’s authorized delegate acting between meetings. The Audit and Finance Committee also reviewed and pre-approved all non-audit services performed by Crowe Horwath LLP and Ernst & Young LLP.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Robert Sroka (Chairman)

Gary L. Convis

William L. Healey

Sidney R. Petersen

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board is divided into three classes with terms that expire at successive annual meetings. Three Class I directors will be elected at the Annual Meeting to serve for a three-year term expiring at our annual meeting in 2018 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement. We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board.

The Board has nominated John F. Brinkley, Robert E. Gill, and William L. Healey to be elected at the Annual Meeting as Class I directors whose terms will expire in 2018. All nominees are currently serving as directors.

Set forth below are the principal occupations of and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting. The biographies of each of the nominees and continuing directors that follow contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the Company.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and shares held by a broker as nominee and not voted are not counted as votes cast for purposes of, and therefore will have no impact as to, the election of directors. The Board recommends a vote FOR the election of the above-named nominees as Class I directors.

CLASS I DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2018

John F. Brinkley Age 77	John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is Chairman of the Nominating and Governance and a member of the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in the general management, strategic planning and management, marketing, and leadership of a large organization in the automotive sector, Mr. Brinkley’s continued service as a director is in the Company’s best interest.

Robert E. Gill Age 89	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters, strategic planning and executive management, Mr. Gill’s continued service as a director is in the Company’s best interest.

William L. Healey Age 70	William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation. Mr. Healey is Chairman of the Compensation Committee and is a member of the Audit and Finance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in strategic planning and as a former public company Chief Executive Officer in the electronics sector, Mr. Healey’s continued service as a director is in the Company’s best interest.

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2016

R. Scott Gill Age 56	R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill served as Managing Broker for Baird & Warner, a residential real estate brokerage firm, from June 2007 to October 2011. From June 2005 to June 2007, he served as a Managing Member of Astor & Longwood, LLC, a real estate development and investment company. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005 and as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill. The Nominating and Governance Committee believes that based on his experience, in-depth knowledge of the Company and expertise in public policy and business management, Mr. Gill’s continued service as a director is in the Company’s best interest.

Robert F. Lentz Age 62	Robert F. Lentz has served as a director of Sypris since July 2012. From October 2009 to the present, Mr. Lentz has served as President of Cyber Security Strategies, LLC, a global cyber security consulting company. From November 2007 to October 2009, Mr. Lentz served as Deputy Assistant Secretary of Defense for Cyber, Identity and Information Assurance in the Department of Defense (DoD). From November 2000 to October 2009, he served as the Chief Information Security Officer for DoD. Among his many other responsibilities, Mr. Lentz served as the Chairman of the National Space INFOSEC Steering Council, principal DoD member of the Presidential Sub-Committee on National Security Systems, leader of the DoD IA Steering Council, and the IA Domain Owner of the Global Information Grid Enterprise Information Environment Mission Area. In his capacity as the Chief Information Security Officer, Mr. Lentz was a member of the DoD CIO Executive Council. He also served as the DoD liaison to several private sector boards, including the Center for Internet Security Strategic Advisory Council, the Common Vulnerabilities & Exposures Senior Advisory Council, the International Cyber Center Advisory Board and SAFEcode. Mr. Lentz began his career with the National Security Agency in 1975. Mr. Lentz also serves as a director of FireEye, Inc. The Nominating and Governance Committee believes that based on his experience, expertise and management skills within the Department of Defense, and strategic guidance relating to new and emerging technologies in the cyber security marketplace, Mr. Lentz’s continued service as a director is in the Company’s best interest.

Robert Sroka Age 65	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Partner of Rockland Advisory Group, an investment banking firm since May 2010, and served as Managing Director of Corporate Solutions Group, LLC, an investment banking firm, from December 2003 until May 2010. Mr. Sroka also served as Managing Partner of Lighthouse Partners, a private investment and business consulting company from 1998 to 2005. From June 2007 until his resignation in August 2009, Mr. Sroka was a director of North Shore Acquisition Corp., a blank check company. From November 2004 until February 2007, Mr. Sroka was a Vice President of Ardent Acquisition Company, a blank check company that merged with Avantair, Inc. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He also has served as a director of Stampede Meats, Inc., a supplier of processed meat products, since 2008 and Pet Partners LLC, a provider of veterinary services, since June 2014. He served as non-executive chairman of the board of Avado Brands, Inc., an operator of restaurants, from November 2003 until May 2005. On February 4, 2004, Avado Brands, Inc. filed a voluntary petition under the federal bankruptcy laws, from which it emerged in May 2005. He is Chairman of the Audit and Finance Committee, a member of the Nominating and Governance Committee and serves as the 2015 Lead Independent Director. The Nominating and Governance Committee believes that based on his experience and expertise in finance, investment banking and diverse board service and as a former public company executive officer, Mr. Sroka’s continued service as a director is in the Company’s best interest.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2017

Gary L. Convis Age 72	Gary L. Convis has served as a director of Sypris Solutions, Inc. since November 2013. Mr. Convis has served as Senior Advisor for Bloom Energy, a provider of solid oxide fuel cell technology, since November 2013 and as Chief Operations Officer from January 2012 until November of 2013. Mr. Convis served as Special Advisor to the Chief Executive Officer and President of Dana Holding Corporation from January 2010 to December 2011 and as Vice Chairman of Dana Holding Corporation from January 2009 to December 2009. Mr. Convis served as Chief Executive Officer and President of Dana Holding Corporation from April 2008 to January 2009. From 2003 to 2007, Mr. Convis served as an Executive Vice President of Toyota Motor Engineering & Manufacturing North America, Inc. and as Managing Officer of Toyota Motor Corp from May 2003 to July 2007. He started his career with Toyota in 1984 as part of the start-up team for New United Motor Manufacturing, Inc., Toyota’s joint venture with General Motors. Additionally, Mr. Convis served 16 years with Ford Motor Corporation following a three-year tenure with General Motors. Mr. Convis has served on the Board for a number of companies, including Toyota Motor Manufacturing Kentucky Inc., where he served as Chairman of the Board (from May 2006 to July 2007); Cooper-Standard Holdings Inc. (from 2007 to May 2010); Dana Holding Corporation (from January 2008 to December 2009); Compass Automotive Group (from 2007 to December 2013) an aluminum die cast company; and Achates Power, Inc. (since 2007) a developer of two stroke opposing position diesel engines. Mr. Convis is a member of the Audit and Finance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in the commercial vehicle, off highway and automotive industries and as a former public company Chief Executive Officer in the automotive sector, Mr. Convis’ continued service as a director is in the Company’s best interest.

William G. Ferko Age 60	William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko currently serves as a private investor and since January 2015 as a consultant providing senior-level financial and accounting services. From April 2009 until May 2014 Mr. Ferko served as Senior Vice President for Republic Bank & Trust Company and also served as the Chief Risk Management Officer from April 2009 through December 2012. From January 2008 through January 2009, Mr. Ferko served as Chief Financial Officer for Philips BU Professional Luminaires North America, a manufacturer of lighting fixtures and controls. From 1998 through January 2008, he served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, the predecessor to Philips BU Professional Luminaires North America. Prior to 1998, he served in several finance positions for Tenneco Inc., including its automotive and packaging divisions and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is a member of the Nominating and Governance Committee and the Compensation Committee. The Nominating and Governance Committee believes that based on his experience and expertise in finance, accounting and audit functions, and public policy, Mr. Ferko’s continued service as a director is in the Company’s best interest.

Jeffrey T. Gill Age 59	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. Mr. Gill has served as a director of Sypris and its predecessor since 1983. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters and management, Mr. Gill’s continued service as a director is in the Company’s best interest.

Sidney R. Petersen Age 84	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is a member of the Audit and Finance Committee. The Nominating and Governance Committee believes that based on his experience and expertise in financial matters, accounting and audit, financial markets, capital allocation, strategic planning and as a former public company Chief Executive Officer and Board Chairman, Mr. Petersen’s continued service as a director is in the Company’s best interest.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 10, 2015 for (a) each director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the person who in 2014 served as the President and Chief Executive Officer of the Company; (d) the two other most highly compensated executive officers named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1)	31,000	*
253 Canton Avenue East
Winter Park, Florida 32789

Jeffrey T. Gill (2)	6,602,543	31.7%
101 Bullitt Lane, Suite 450
Louisville, Kentucky 40222

R. Scott Gill (3)	5,660,971	27.7%
1407 Wild Cat Hollow
West Lake Hills, Texas 78746

GFP I, LP (4)	3,274,666	16.0%
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805

Gill Family Capital Management, Inc. (5)	3,274,666	16.0%
1013 Centre Road, Suite 403S
Wilmington, Delaware 19805

John F. Brinkley (6)	50,798	*
Gary L. Convis (7)	26,000	*
William G. Ferko	72,734	*
William L. Healey (8)	60,668	*
Robert F. Lentz (9)	13,000	*
Sidney R. Petersen (10)	101,841	*
Robert Sroka	55,238	*
Paul G. Larochelle	119,650	*
John R. McGeeney	154,331	*
Current directors and executive officers as a group (15 persons) (11)	10,316,462	49.5%

Dimensional Fund Advisors LP (12)	1,491,293	7.27%
Aegis Financial Corporation (13)	1,294,991	6.31%

*	Less than 1%.

(1)	Does not include 3,274,666 shares of the Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill’s children share beneficial ownership. Pursuant to certain provisions of the GFP I, LP’s Partnership Agreement, Robert E. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner (defined below). However, Mr. Gill disclaims beneficial ownership relating to all shares held in GFP I, LP. Mr. Gill is a director and executive officer of the Company.

(2)

Includes 200,000 shares issuable under currently exercisable stock options, 200,000 shares issuable under stock options which vest on April 1, 2015 and 23,975 shares owned by Jeffrey T. Gill’s wife, Patricia G. Gill, with respect to which Jeffrey T. Gill and his wife share voting and investment power. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 38.20% ownership interest, of which Patricia G. Gill is a limited partner holding a 2.29% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 17.61% ownership interest. Gill Family Capital Management, Inc., a Kentucky corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and was a named executive officer of the Company during 2014.

(3)	Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 40.95% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(4)	Voting and investment power is exercised through the General Partner. See footnotes (2) and (3).

(5)	In its capacity as General Partner. See footnotes (2) and (3).

(6)	Includes 50,798 shares held by a family trust of which Mr. Brinkley is a trustee. Mr. Brinkley shares voting and investment power with respect to the shares held by the family trust.

(7)	Included 26,000 shares held by a family trust of which Mr. Convis is a trustee. Mr. Convis shares voting and investment power with respect to the shares held by the family trust.

(8)	Includes 60,668 shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(9)	Represents shares held in a joint brokerage account of which Mr. Lentz shares voting and investment power.

(10)	Includes 101,841 shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(11)	Includes 200,000 shares issuable under currently exercisable stock options and 200,000 shares issuable under stock options which vest on April 1, 2015. Except as indicated above, the address of the Company’s directors and officers is 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

(12)	Based on a Schedule 13G/A filed February 5, 2015 with the SEC by Dimensional Fund Advisors LP and dated December 31, 2014. According to the filing, Dimensional Fund Advisors LP serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the schedule were owned by the Funds. Dimensional reports that all the securities reported in the schedule are owned by the Funds and disclaims beneficial ownership of the securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(13)	Based on a Schedule 13G filed jointly on February 13, 2015 with the SEC by Aegis Financial Corporation and Scott L. Barbee. According to the filing, Aegis Financial Corporation and Scott L. Barbee serve as investment adviser to certain investment funds. In their role as investment adviser Aegis Financial Corporation and Scott L. Barbee possess shared voting and/or investment power over the securities that are owned by the funds, and may be deemed to be the beneficial owner of the shares held by the Funds. The address of Aegis Financial Corporation and Scott L. Barbee is 6862 Elm Street, Suite 830, McLean, Virginia 22101.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of Sypris Common Stock to file reports of holdings and transactions in Sypris stock with the Securities and Exchange Commission. Except as noted below, based on our information, we believe that all Section 16(a) filings required to be made with the Securities and Exchange Commission by our directors, officers and other beneficial owners for the fiscal year 2014 were timely made.

The report covering a total of one transaction for Mr. Jeffrey T. Gill was filed late due to administrative error, but was subsequently filed on Form 5 during the 2015 fiscal year.

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board and serve at the Board’s discretion. Set forth below are the ages, positions and certain other information regarding current and former executive officers of the Company, as applicable.

Robert E. Gill Age 89	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 59	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. Mr. Gill has served as a director of Sypris and its predecessor since 1983. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Paul G. Larochelle Age 60	Paul G. Larochelle has served as Vice President of Sypris and as President of its subsidiary, Sypris Technologies, Inc., since October 2009. From 1980 to 2009, Mr. Larochelle served in a number of increasingly responsible executive positions with Dana Corporation, a tier one automotive and heavy truck supplier. Most recently, Mr. Larochelle served with Dana Corporation as Vice President of the Structural Products Group from 2007 to 2009 and as Vice President of Engineering and Program Management from 2004 to 2007. During his tenure with Dana Corporation, Mr. Larochelle served as a member of the Executive Committee and on the boards of directors of Dana Canada and Chassis Systems, Ltd., a Dana joint venture in the United Kingdom. Mr. Larochelle holds a Bachelor of Science Degree in Engineering from Carleton University, Ottawa, Ontario, Canada and is fluent in French.

John J. Walsh Age 56	John J. Walsh has served as Vice President of Sypris since July 2008, and as President of its subsidiary, Sypris Electronics, LLC, since March 2008. Mr. Walsh served as Corporate Executive Vice President of Strategy, Technology and Development for Ducommun Incorporated, a provider of aerospace and defense engineering and manufacturing services, and as President of Ducommun Technologies, a wholly-owned subsidiary of Ducommun Incorporated, from March 2004 to March 2008. From May 1999 through March 2004, he served as Executive Vice President and Chief Operating Officer for Special Devices, Inc., a provider of engineered energetic devices for the Automotive, Defense & Aerospace, and Mining & Blasting industries. Mr. Walsh holds a BS degree in Aeronautical and Astronautical Engineering from Purdue University, an Executive MBA from St. Joseph’s University and patents for aerospace, automotive and commercial mining and blasting applications.

Anthony C. Allen Age 56	Anthony C. Allen has served as Vice President and Chief Financial Officer of Sypris since January 2015 and as Vice President, Treasurer, and Assistant Secretary of Sypris from December 2004 to December 2014. Mr. Allen served as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004 and as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen serves as a Director and Chairman of the Finance Committee for Columbus Insurance Ltd., a captive reinsurance entity of which the Company is a member; he was appointed as Treasurer in January 2015. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

Richard L. Davis Age 61	Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 58	John R. McGeeney has served as Vice President, General Counsel and Secretary of Sypris since August 2011 and as General Counsel and Secretary from June 2003 to July 2011. Mr. McGeeney was Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and served as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Company’s President and Chief Executive Officer, and the two other most highly compensated executive officers who served in such capacities as of December 31, 2014 (the “named executive officers” or “NEOs”), for services rendered to the Company during the past fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(i)(3)	(j)
J. T. Gill, President and Chief	2014	672,500	—	—	198,740	64,530	935,770
Executive Officer	2013	658,154	—	—	418,300	64,280	1,140,734

P. G. Larochelle, Vice President	2014	354,615	60,000	70,000	—	50,365	534,980
	2013	335,962	—	99,000	—	53,510	488,472

J. R. McGeeney, Vice President,	2014	354,442	20,000	70,000	—	46,322	490,764
General Counsel & Secretary	2013	344,135	—	99,000	—	44,063	487,198

(1)	The amount in column (d) reflects discretionary bonus payments made in 2014 at the recommendation of the Board to Mr. Larochelle and Mr. McGeeney. See below for information regarding the discretionary bonus payments under the heading “Bonus Payments and Time-Based Equity”.

(2)	The amounts in column (e) and in column (f) reflect aggregate grant date fair value for each stock and option award granted during each fiscal year for each named executive officer in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts in 2014 and 2013 are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC.

(3)	The amounts in column (i) include the aggregate dollar amounts of all perquisites and other compensation offered by the Company which included an annual automobile allowance for personal and business use, the Company’s 401(k) matching contributions, premiums on executive life insurance, premiums on long-term disability insurance, premiums for long-term care insurance (for Mr. Gill and his spouse), taxes owed with respect to payments relating to such insurance policies and a variety of other, routine perquisites, including complimentary or discounted food and drink, entertainment and related travel, clothing, gifts or similar benefits which in the aggregate are less than $10,000 in value per year.

Compensation Overview

The fundamental objectives of the Company’s executive compensation program are: to attract, retain and motivate highly competent executives necessary for Sypris’ growth and leadership and to foster the creation of stockholder value through close alignment of the financial interests of executives with those of Sypris’ stockholders. The main components of the Company’s executive compensation program are annual salaries, long-term incentives consisting of time-based equity and cash bonus awards.

From time to time the Company has also utilized a number of alternative compensation strategies to retain and motivate key employees and executive officers to meet both near-term and longer-term financial and strategic goals. These strategies reflect the key principles and approaches applied to achieve the desired results for those compensation elements that are awarded, earned by and paid to each of our named executive officers. Over the past several years, the Company has encountered economic uncertainty in a number of time periods due in part to the volatile nature of its manufacturing sectors and the dynamic challenges of a global market place. The Company has a strong commitment to develop its key employee base and to focus on sustaining long-term strategic growth despite fluctuations in market conditions. Accordingly, the Company has implemented a multifaceted approach to compensating employees, using tools that allow for flexibility and effective motivation.

At times the Company has incorporated retention based incentive cash awards along with time vested restricted stock awards and non-qualified stock options in an effort to deliver a short and long-term impact on employee motivation and productivity which illustrates the Company’s respect for, and the value that the Company ascribes to, its employees’ contributions.

401(k) Program

All employees in the United States not covered by a collective bargaining agreement, including the NEOs, are automatically enrolled in the Company’s 401(k) retirement savings plan (“401(k) Plan”), a tax-qualified plan. Employees may opt out of the plan or may elect to change their contribution in increments of 1% of pre-tax salary. Those employees who are covered by a collective bargaining agreement are also automatically enrolled in the Company’s 401(k) Plan in accordance with the terms of each such respective agreement. Under the plan, the Company generally will match 50% of each employee’s contributions, up to a maximum Company contribution of 3% of eligible salary.

Bonus Payments and Time-Based Equity

For the 2012 fiscal year, the President and Chief Executive Officer recommended and the Compensation Committee approved the Sypris Solutions, Inc. Incentive Bonus Plan 2012 Fiscal Year (the “Bonus Plan”), for certain employees of the Company designated by the Compensation Committee, including Mr. Larochelle and Mr. McGeeney. Under the Bonus Plan and consistent with the objectives of the Bonus Plan, participants would have received cash bonuses if certain performance goals were satisfied for the 2012 calendar year period. The Bonus Plan established a bonus pool to be funded with 8.75% of the sum of (i) the year-over-year change in the Company’s consolidated profit before tax (adjusted by adding back the annual incentive bonus expenses accrued with respect to each year) and (ii) the year-over-year change in the Company’s consolidated free cash flow, excluding the effects of certain asset sales or nonrecurring revenues. The bonus pool was capped at a maximum value of $2,000,000 for 2012. Each qualified participant was eligible for a specified percentage of the total bonus pool, subject to discretionary review by the Company’s President and Chief Executive Officer and final discretionary reviews by the Compensation Committee. Both Mr. Larochelle and Mr. McGeeney were participants in the Bonus Plan with bonus target percentages of 5% and 6%, respectively of the pool. Based on the year-end financial results, none of the Plan’s performance goals were achieved, and therefore in accordance with the terms of the Bonus Plan no bonus awards were generated.

In December of 2012, in relation to uncertainty in the economic outlook for the 2013 fiscal year, the Company determined that a formal incentive bonus plan with objective criteria would not be practical in light of the continuing fluctuations in overall market conditions. Accordingly, a discretionary budget for a cash pool was developed for 2013, and distributions from the pool were based on recommendations by the Company’s President and Chief Executive Officer subject to the final review and approval of the Compensation Committee. The Company’s Corporate Director of Human Resources and the President and Chief Executive Officer reviewed consolidated salary information from several distinct national compensation market surveys and developed the recommendations, which targeted the bonus amounts between the 25th and 50th percentile of such consolidated survey data for a broad pool of eligible participants including executive officers and other key employees. On average, the bonus payments equated to 7. 6% of the eligible participants’ base salaries, with a range of 2.8% to 17.7%. The distributions under this discretionary pool were awarded to a number of key employees in April 2014, including Paul G. Larochelle and John R. McGeeney. Based on the Company’s financial results for 2014 no bonus awards were recommended or paid for 2015.

In March of 2015, the Board approved the reduction of Mr. J. T. Gill’s salary by approximately 11%, and the salaries of certain other executive officers, including Mr. Larochelle and Mr. McGeeney, by 10% effective as of the first pay period in April 2015. Effective as of March 5, 2015, the Company’s executive officers and certain other key employees, including Mr. Larochelle and Mr. McGeeney, entered into one-year employment agreements with the Company which will expire on March 4, 2016. Under those contracts, if terminated without cause then (i) these employees would have continued to receive their current salary for a period of 12 months following the date of termination, provided that if they became employed by another entity during such time, these employees would only receive 30% of such salary, and (ii) all of the employee’s outstanding restricted stock and stock options would become 100% vested and remain exercisable until the expiration dates then in effect for any such stock options. The employment agreements also contain confidentiality, non-compete and non-solicitation covenants by the employee during the term of the agreement.

On an annual basis, over the past several years, grants of time-based equity have been issued to executive officers and other key employees under the 2010 Sypris Omnibus Plan. The estimated long-term economic value of each grant is targeted, in bands of share award levels, to be approximately equal to the 25th percentile of comparable equity awards, as indicated by market survey information provided by Pearl Meyer. The grants are awarded as restricted stock or options to purchase our Common Stock. The initial recommendations for these equity awards are developed by the Company’s Corporate Director of Human Resources and the President and Chief Executive Officer. All awards of equity as well as cash bonuses are subject to the final review and approval of the Compensation Committee, or in the case of the President and Chief Executive Officer, are subject to the recommendation of the Committee with the final review and approval of the full Board.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a ‘‘say-on-pay proposal’’). At the Company’s annual meeting of stockholders held in April 2014, approximately 98% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation and, therefore, did not change its overall approach in 2014. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

Change in Control; Termination and Potential Payments

Stock options and restricted stock awards granted in 2014 and 2013 were awarded under the 2010 Sypris Omnibus Plan, and are subject to accelerated vesting upon any change in control of the Company, pursuant to the terms of the Plan. For stock options, the valuations below reflect (i) the number of each such individual’s unvested stock options on December 31, 2014 multiplied by (ii) the amount, if any, by which the Company’s stock price on, December 31, 2014, exceeded the strike price of such options. For restricted stock, the valuations below reflect (i) the number of each such individual’s unvested shares of restricted stock on December 31, 2014, multiplied by (ii) the Company’s stock price on December 31, 2014. The respective values of the unvested stock options and the unvested shares of restricted stock, calculated as of December 31, 2014 which would have become vested for the named executive officers in the event of a change in control would have been as follows: $199,500 for Mr. Larochelle and $205,014 for Mr. McGeeney. Additionally, Mr. J.T. Gill’s non-qualified stock options would be subject to accelerated vesting upon a change in control of the Company, however, the Company’s stock price on, December 31, 2014, was below the strike price of any such options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(5)
J. T. Gill	4/1/2011	200,000(1)		4.11	4/1/2016
	4/1/2012		200,000(1)	4.05	4/1/2017
	4/1/2013		200,000(1)	3.96	4/1/2018
	4/1/2014		200,000(1)	2.80	4/1/2019

P. G. Larochelle	4/1/2012					25,000(2)	66,500
	4/1/2013					25,000(4)	66,500
	4/1/2014					25,000(4)	66,500

J. R. McGeeney	2/26/2008					2,073(3)	5,514
	4/1/2012					25,000(2)	66,500
	4/1/2013					25,000(4)	66,500
	4/1/2014					25,000(4)	66,500

(1)	Stock option awards which vest 100% on the third anniversary of the grant date, with a five-year option term.

(2)	Restricted stock award which vests 100% on October 1, 2015, as amended.

(3)	Restricted stock award which vests in one-third increments on the third, fifth and seventh anniversary of the grant date. The remaining unvested restricted shares vested on February 26, 2015.

(4)	Restricted stock award which vests 100% on the third anniversary of the grant date.

(5)	Market value of shares that have not vested in column (h) was calculated using the closing stock price on December 31, 2014.

2014 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(g)(2)	(h)
J. F. Brinkley	50,000	16,620	5,000	71,620
G. L. Convis	50,000	16,620	5,000	71,620
W. G. Ferko	50,000	16,620	5,000	71,620
R. E. Gill (3)	—	—	391,760	391,760
R. S. Gill	50,000	16,620	5,000	71,620
W. L. Healey	50,000	16,620	5,000	71,620
R. F. Lentz (4)	50,000	16,620	5,000	71,620
S. R. Petersen	50,000	16,620	5,000	71,620
R. Sroka	50,000	16,620	5,000	71,620

(1)	The amounts in column (c) reflect the dollar amounts for the aggregate grant date fair value for each stock award granted during 2014 for each director serving in his position at the end of the first quarter, in accordance with FASB ASC Topic 718, awarded pursuant to the 2010 Sypris Omnibus Plan and the Directors Compensation Program. Because these awards consisted of fully vested shares, the amounts in column (c) are equal to the fair value of all shares awarded in 2014 calculated based on the closing price of our Common Stock as of the time of the award.

(2)	The amounts provided in column (g) represent the annual salary, along with the aggregate dollar amount of all perquisites for Mr. R. E. Gill as an executive officer of the Company including an annual automobile allowance for personal and business use, Company 401(k) matching contributions, and a term life policy including taxes owed with respect to payments relating to such insurance policies. Additionally, for each of the directors the aggregate dollar amount includes a variety of routine perquisites, including complimentary or discounted food, drink, entertainment and related travel, clothing, gifts or similar benefits which in the aggregate do not exceed $10,000 for Mr. R. E. Gill and $5,000 for all other directors, in value per year.

(3)	Mr. R. E. Gill does not receive separate compensation for his services as a director in addition to his total compensation for services as an executive officer. Mr. R. E. Gill is also the father of the Company’s President and Chief Executive Officer, Jeffrey T. Gill, and R. Scott Gill.

(4)	See “Transactions with Related Persons” above for information on payments to Mr. Lentz as a consultant, prior to his appointment as a director in July 2012.

In accordance with the Directors Compensation Program, non-employee directors are paid a cash retainer on a quarterly basis in arrears and receive an award of Common Stock. The annual cash retainer is $50,000 and the common stock award is 6,000 shares.

All directors are reimbursed for travel and related expenses for attending Board and committee meetings. In 2014, the Company held five meetings which required Board members to travel. We also provide non-employee directors with travel accident insurance when on Company business. Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director.

PROPOSAL TWO

PROPOSAL TO APPROVE THE 2015 SYPRIS OMNIBUS PLAN INCLUDING THE MATERIAL TERMS AND CONDITIONS RELATING TO PERFORMANCE-BASED COMPENSATION

At the Annual Meeting, the stockholders will be asked to approve the 2015 Sypris Omnibus Plan (the “2015 Plan”), which was adopted by the Company’s Board of Directors in December 2014, to be effective May 5, 2015, and to approve certain material terms and conditions relating to performance-based compensation under the 2015 Plan. A summary of the 2015 Plan appears below, and a copy of the Plan is attached as Appendix A to this Proxy Statement.

The Board has approved the 2015 Plan, which authorizes awards (“Awards”) of cash bonuses and stock (both restricted and unrestricted), stock options and stock appreciation rights with respect to, in the aggregate, 3,000,000 shares of Common Stock or other authorized common stock of the Company no more dilutive than the Common Stock (“Shares”), plus any Shares remaining available as of the effective date under the 2010 Sypris Omnibus Plan (the “2010 Plan”), because it believes the ability to grant such Awards is essential to retain and motivate directors and key employees of the Company and its subsidiaries. As of the Record Date the remaining capacity for grants under the 2010 Plan was approximately 1,062,521 Shares underlying Awards. The Board believes that the 2015 Plan, by fostering the ownership of Shares by directors, officers and employees, will serve to closely align the interests of directors, officers and employees and other stockholders. No amendment or modification may be made to an outstanding stock option or stock appreciation right that would be treated as a repricing, without the approval of the Company’s stockholders.

In addition, we are asking that our stockholders approve the material terms and conditions for performance-based compensation intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) included in the 2015 Plan. The material terms and conditions of performance-based compensation are (i) eligibility for awards, (ii) the maximum amount of performance-based compensation that may be paid under the 2015 Plan during a specified period to any eligible person, and (iii) the performance measures that may be used under the 2015 Plan to establish performance goals as a condition to the payment of the performance-based awards, each as described further below.

As of the date of this Proxy Statement, no Awards have been made under the 2015 Plan. Further, because participation and the types of awards under the 2015 Plan are subject to the discretion of the Compensation Committee, the benefits or amounts that will be received by any participant or group of participants if the 2015 Plan is approved are not currently determinable.

As of the Record Date, there were approximately 7 executive officers, 100 employees and 8 non-employee directors of the Company and its subsidiaries who would be eligible to participate in the 2015 Plan. As of March 10, 2015, the closing price of a Share was $2.44 and, under the 2010 Plan and the 2004 Plan, there were 1,045,500 Shares underlying all outstanding stock options with a weighted average exercise price of $3.72 and a weighted average remaining term of 2.7 years, and 802,490 Shares of unvested Restricted Stock of which the Company anticipates 290 shares will vest between March 11, 2015 and April 1, 2015. The Board of Directors has approved 487,500 additional shares to be awarded as stock options and restricted stock effective April 1, 2015. There are no outstanding stock appreciation rights.

The Board of Directors believes that the 2015 Plan is in the best interest of the Company and recommends a vote FOR approval of such plan and the approval of the material terms and conditions relating to performance-based compensation.

Section 162(m) Performance-Based Compensation

Stockholder approval of this proposal is intended to permit the cash and equity awards paid to the Company’s covered employees under the 2015 Plan to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code and to enable the Company to deduct such compensation for federal income tax purposes if the requirements of Section 162(m) in addition to stockholder approval are satisfied. Stockholder approval of this proposal will constitute approval of the Section 162(m) performance-based compensation terms and conditions described below, which consist of provisions relating to (i) eligibility for awards, (ii) the maximum amount of performance-based compensation that may be paid under the 2015 Plan during a specified period to any eligible person, and (iii) the performance measures that may be used under the 2015 Plan to establish performance goals as a condition to the payment of the performance-based awards. Even if this proposal is approved, the Company may exercise its discretion to award compensation under the 2015 Plan that would not qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code limits publicly-held companies, such as the Company, to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to each of their covered employees. For this purpose, “covered employees” include the Company’s chief executive officer and the Company’s other three highest compensated executive officers (other than the chief financial officer). However, performance-based compensation is excluded from the $1 million limitation. The 2015 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, but it is not required under the 2015 Plan that awards qualify for this exception.

To qualify as performance-based:

•	The compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

•	The performance goal under which compensation is paid must be established by a committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

•	The material terms of the performance goal under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the Company before payment is made; and

•	The committee must certify in writing, before payment of the compensation, that the performance goals and any other material terms were, in fact, satisfied.

In the case of compensation attributable to options or stock appreciation rights (“SARs”), the performance goal requirement (summarized in the first bullet above) is deemed satisfied, and the certification requirement (summarized in the fourth bullet above) is inapplicable, if (i) the grant or award is made by the Compensation Committee; (ii) the plan under which the option or SAR is granted states the maximum number of shares with respect to which such awards may be granted during a specified period to an employee; (iii) and under the terms of the option or SAR, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Eligibility. All of our employees and the employees of our subsidiaries are eligible to receive awards under the 2015 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive awards under the 2015 Plan, other than incentive stock options.

Award Limitations. The 2015 Plan contains limitations on the maximum number of shares available for issuance with respect to specified types of awards and the maximum cash payment that can be made under the 2015 Plan. The maximum number of shares subject to options or SARs that can be issued under the 2015 Plan to any participant in a calendar year is 500,000. The maximum number of shares subject to an award other than options or SARs that can be issued under the 2015 Plan to any participant in a calendar year is 250,000. The maximum amount that can be earned by any participant as a cash award subject to the attainment of performance goals in any performance period of up to one calendar year is $750,000 and the maximum amount that can be earned by any participant as a cash award subject to the attainment of performance goals in any performance period of greater than one year is $2,000,000.

Performance Measures. The performance goals for a performance-based award under the 2015 Plan must be established in writing by the Compensation Committee before the 90th day after the beginning of any performance period applicable to such award and while the outcome is substantially uncertain, or at such other date as may be required or permitted for performance-based compensation under Section 162(m) of the Code. Under the 2015 Plan, the performance goals upon which the payment or vesting of a performance-based award to a covered employee that is intended to qualify as performance-based compensation under Section 162(m) of the Code will be limited to the following performance measures, with or without adjustment: earnings per share, stock prices, net income, pre-tax income, operating income, return on equity or assets, economic value added, sales, cash flow from operating activities, working capital, productivity ratios, expense targets, cost containment or reduction, market share, completion of acquisitions of businesses or companies, completion of divestitures and asset sales, completion of business relocation activities, or any combination of these factors.

Under the 2015 Plan, the Compensation Committee may, to the extent consistent with Section 162(m), provide in any performance-based award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring charges, credits or revenues, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of or accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

Summary of the 2015 Plan

The following description of the 2015 Plan is intended to be a summary of the principal features of the Plan and is qualified in its entirety by reference to the provisions of the 2015 Plan itself, which is attached as Appendix A to this Proxy Statement.

The 2015 Plan authorizes up to an aggregate of 3,000,000 Shares for issuance under the 2015 Plan plus any remaining Shares available under the 2010 Plan as of the effective date. Generally, Shares subject to Awards under the 2010 Plan and the 2004 Plan or the 2015 Plan which remain unvested or unexercised upon expiration or earlier termination of such Awards will once again become available for Awards under the 2015 Plan.

Under the 2015 Plan, the Committee may award stock options, stock appreciation rights, stock awards (both restricted stock and unrestricted stock and cash awards).

The 2015 Plan is to be administered by the Compensation Committee, which is given the primary responsibility and discretion to administer the 2015 Plan. The 2015 Plan authorizes the Compensation Committee to determine who is eligible to participate in the 2015 Plan, and to make Awards to officers (including officers who also are directors) and other employees and consultants of the Company and its subsidiaries. The Compensation Committee has the final authority under the 2015 Plan to determine or interpret the terms of any Awards, including:

•	eligibility criteria regarding any participation or exercise rights,

•	types of Awards to be granted to any participant,

•	amounts, classes, registration rights or restricted legends of related Shares,

•	timing and features of any rights, benefits or payments due to participants under any Award (including voting, exercise, or dividend rights),

•	restrictions on assignment or transfer of any Awards or rights thereunder,

•	vesting and forfeiture terms,

•	convertibility or deferral rights,

•

the amounts, methods and forms of consideration due from any participant in exchange for the receipt or exercise of any Awards or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto, and

•

whether an Award should be subject to the satisfaction of performance objectives, or any other term or condition the Compensation Committee specifies in the written agreement governing the terms of each Award.

Stock Options and Stock Appreciation Rights

The Compensation Committee may award incentive stock options (within the meaning of Section 422 of the Code (“ISOs”), and nonqualified stock options (“NQSOs”). ISOs offer key employees certain tax advantages (discussed below) which are not available with NQSOs. The Compensation Committee determines the terms of option awards, including the amount, exercise price, vesting schedule and term. Options under the 2015 Plan become exercisable at such time or times as the Compensation Committee may specify. The purchase price of any such Award is the closing price of the Common Stock on the date of grant, unless the Compensation Committee designates another price in any Award agreement.

The Compensation Committee may also grant stock appreciation rights (“SARs”), either in tandem with stock options and/or stock grants or independent of those Awards. A stock appreciation right entitles a key employee to receive a per Share payment (in cash or Shares, as determined by the Compensation Committee) equal to the excess of the fair market value of a Share on the date of exercise over the fair market value of a Share on the date of grant. The maximum number of Shares subject to options or appreciation rights that can be issued under the Plan to any participant is 500,000 in any one calendar year.

Stock Awards

The Compensation Committee may make stock Awards to participants, which may be subject to or not subject to a restriction period. The Compensation Committee has the discretion to determine whether the Shares covered by a restricted stock Award will be subject to a restriction period, the length of any such restriction period, and any vesting (or forfeiture) conditions and terms that apply during any such restriction period. The Compensation Committee also has the discretion to determine if an employee will be required to make a payment with respect to a restricted stock Award and the amount of any such payment. During the restriction period, if any, the Company would generally hold the Shares and the employee would not be able to transfer the Shares. The Award recipient would however, generally be entitled to vote the Shares and receive any dividends with respect to the Shares, during any such restriction period, unless otherwise specified in the Award Agreement. The maximum number of Shares subject to an Award other than options or appreciation rights that can be issued under the Plan to any participant is 250,000 in any one calendar year.

Cash Awards

The Committee may also grant cash-based Awards to participants which may be based on the successful attainment of one or more performance objectives. The maximum amount that can be earned by any participant as a cash award subject to the attainment of performance objectives in any performance period of up to one calendar year is $750,000 and the maximum amount that can be earned by any participant as a cash award subject to the attainment of performance objectives over any performance period of greater than one calendar year is $2,000,000.

Adjustments and Changes in Control

The number of Shares authorized for issuance under the 2015 Plan, the number of Shares issuable under (and the option price of) outstanding options and other relevant provisions of the Plan are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. In the event of a Change of Control (as defined in the 2015 Plan) of the Company, the vesting date for all unvested or forfeitable rights in any Award are accelerated to the earlier of the date of the Change of Control or any other date set by the Compensation Committee in its discretion to allow participants to effectively enjoy such rights under their Awards.

Amendment and Termination

The Board of Directors may discontinue or amend the 2015 Plan as it deems necessary, and subject to any approval of amendments by stockholders required by the Code, the NASDAQ listed company rules or other applicable regulations, but, except as provided in the 2015 Plan in connection with a Change in Control, no termination of the 2015 Plan shall affect unexpired outstanding options. Unless earlier terminated by the Board of Directors, the Plan will automatically terminate on May 5, 2020, although Awards made prior to such termination will remain in effect in accordance with their terms and the terms of the 2015 Plan.

Certain Federal Income Tax Consequences

The Company has been advised that the following is a summary of the material United States federal income tax consequences to the Company and the employees receiving stock options, stock grants and stock appreciation rights pursuant to the 2015 Plan. The following is not intended to be all inclusive or to constitute tax advice. This summary is based on the Code, Treasury Regulations promulgated thereunder and administrative and judicial rulings, as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary does not cover possible state, local or foreign tax consequences or federal tax consequences other than income tax consequences.

Incentive Stock Options. An optionee that receives an ISO does not recognize income either on the date the option is granted or on the date the ISO is exercised (although, upon exercise, the difference between the fair market value of the Shares and the exercise price will be treated as an item of adjustment for purposes of computing the optionee’s alternative minimum taxable income). If the optionee continues to hold the Shares received for the greater of (i) one year from the date of exercise of the option and (ii) two years from the date the option was granted, any gain or loss recognized on the sale of the Shares will be capital gain or loss. If the optionee disposes of the option or disposes of the Shares prior to the expiration of the periods set forth in the preceding sentence (a “Disqualifying Disposition”), the optionee will have compensation income (i.e., taxed at ordinary income rates) equal to the lesser of (i) the total amount of gain recognized upon disposition of the Shares and (ii) the excess of the fair market value of the Shares on the date of exercise over the exercise price for the Shares. Any additional gain will be capital gain, and will be long-term capital gain if the optionee held the Shares for more than one year from the date the option was exercised. The Company will not be entitled to any deduction upon the grant or exercise of an ISO, but will generally be entitled to a compensation deduction equal to the amount of compensation income recognized by the optionee upon a Disqualifying Disposition.

Nonqualified Stock Options. An optionee that receives a NQSO also generally recognizes no income on the date the option is granted. The optionee will, however, recognize compensation income on the date the NQSO is exercised in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the exercise price. Any gain or loss recognized on a later disposition of the Shares will be capital gain or loss. The Company is generally entitled to a deduction at the time the NQSO is exercised equal to the amount of income recognized by the optionee.

Unrestricted Stock. An employee that receives unrestricted Shares (i.e., Shares which are not subject to any vesting restrictions) recognizes compensation income at the time the Shares are granted equal to the difference between the fair market value of the Shares received and the amount, if any, paid by the employee for such Shares. The employee’s basis in the Shares is equal to the amount paid for the Shares plus any income recognized by the employee upon the receipt of the Shares. Upon a later disposition of the Shares, the employee recognizes capital gain or loss equal to the difference between the amount received for such Shares and the employee’s basis in those Shares. The Company is generally entitled to a compensation deduction equal to the amount of income recognized by the employee upon receipt of the Shares.

Restricted Stock. An employee that receives restricted (or unvested) Shares generally does not recognize any income upon receipt of the Shares. Instead, such employee will recognize compensation income at the time vesting restrictions on the Shares lapse equal to the difference between the fair market value of the Shares at the time such vesting restrictions have lapsed and the amount, if any, paid by the employee for the Shares. Any gain or loss recognized by the employee upon a later disposition of the Shares will be capital in nature. The Company will generally be entitled to a compensation deduction (in an amount equal to the amount of compensation income recognized by the employee) at the same time as such income is recognized.

An employee that receives restricted stock may make an election to include the value of the stock received in income at the time such stock is granted as if such stock were vested Shares. If an employee makes such election, the employee will recognize ordinary income on the stock when received (in the same manner as vested stock), and no further income will be recognized until the stock is later sold or disposed of. Upon such later sale or other disposition, any gain or loss recognized will be capital in nature. The Company shall generally receive a compensation deduction for Shares with respect to which the employee has made such election at the same time (and in the same amount) as the employee recognizes compensation income.

Stock Appreciation Rights. An employee who receives SARs does not recognize any income upon the receipt of such SARs. Instead, the employee is subject to tax (at ordinary income rates) on any amounts received in settlement of his or her SARs at the time such amounts are paid. The Company generally is entitled to a deduction equal to the amount included by the employee in income.

Various additional tax consequences may apply to the granting, acceleration and exercise or vesting of Awards and to the disposition of Shares thereunder, but such consequences are beyond the scope of this summary.

The affirmative vote by a majority of the shares of the Common Stock voting at the Annual Meeting is required for approval and ratification of the 2015 Plan. Abstentions and broker non-votes will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting, but will be counted toward determining a quorum.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which may be referred to as a “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the “Summary Compensation” and “Outstanding Equity Awards at Fiscal Year-End 2014” tables above, as well as our accompanying narrative disclosure to such tables, our executive compensation program contains elements of cash and equity-based compensation. We believe our program is designed to align the interests of our named executive officers with those of our stockholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.

The Board is asking our stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission under the headings “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End 2014,” including the related footnotes and accompanying narrative disclosure, is hereby approved.

Though this proposal calls for a non-binding advisory vote, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter is required to approve this Proposal Three. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. The Board recommends a vote FOR the resolution approving the compensation of the Company’s named executive officers.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A stockholders’ letter and a copy of our 2014 Annual Report on Form 10-K, which together constitute our Annual Report to Stockholders, has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. Stockholders may also request a copy of the Company’s 2014 Annual Report on Form 10-K which may be obtained without charge by writing to John R. McGeeney, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone, or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2016 (the “2016 Annual Meeting”) must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 in compliance with the following deadlines and procedures:

•

For any proposal that a stockholder wishes to include in our proxy materials for the 2016 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934, the proposal must be submitted no later than December 8, 2015. The proposal also must comply with SEC regulations set forth in Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

•

For any proposal that a stockholder wishes to propose for consideration at the 2016 Annual Meeting but does not wish to include in the proxy materials for that meeting pursuant to Rule 14a-8, our Amended and Restated Bylaws require a notice of the proposal to be delivered not later than 10 days after the public announcement of the meeting date or, if earlier, the date on which notice of the meeting was mailed. The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws.

To the extent any proposals are presented for consideration at the 2016 Annual Meeting but are not described in our proxy materials for that meeting, the proxies solicited by Sypris for the 2016 Annual Meeting may confer discretionary authority to the persons named as proxy holders to vote on any such proposals.

John R. McGeeney

Vice President, General Counsel and Secretary

April 6, 2015

EXHIBIT A

THE 2015 SYPRIS OMNIBUS PLAN

Article I. General

1.1 Purpose—The purpose of the 2015 Sypris Omnibus Plan (“Plan”) is to retain and to motivate directors, officers, other employees and consultants (“Associates”) of Sypris Solutions, Inc. and its subsidiaries (together with such subsidiaries, as appropriate in context, the “Company”).

1.2 Eligibility—The Company’s Compensation Committee (“Committee”) shall determine those Associates who may participate in the Plan (“Participants”).

1.3 Term—The Committee may grant awards under this Plan (“Awards”) from May 5, 2015 (the “Effective Date”), through May 5, 2020, and such Awards may, subject to the terms and conditions of an Award, survive the Plan’s expiration. Upon the Effective Date, no further awards will be made under the Company’s 2010 Sypris Omnibus Plan (the “2010 Plan”).

Article II. Administration

2.1 Interpretation—The Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). Notwithstanding the foregoing, any action hereunder may be taken by the Board of Directors of the Company (the “Board”) in lieu of the Committee and all references herein to the Committee shall be deemed to be the Board when the Board so acts.

2.2 Authority—The Committee shall have final authority, in its sole discretion, to determine or interpret any of the following terms (collectively, “Terms”), with respect to both new and outstanding Awards, subject to applicable Rules:

•	eligibility criteria regarding any participation or exercise rights,

•	types of Awards including those qualified under 26 USC §422 or its equivalent (“ISOs”) and cash awards,

•	amounts, classes, registration rights or restricted legends of related Shares,

•	timing and features of any rights, benefits or payments due to Participants under any Award (including voting, exercise, or dividend rights),

•	restrictions on assignment or transfer of any Awards or rights thereunder,

•	vesting and forfeiture terms,

•	convertibility or deferral rights,

•

the amounts, methods and forms of consideration due from any Participant in exchange for the receipt or exercise of any Award or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto,

•	whether an Award should be subject to the satisfaction of Performance Objectives as described in Section 2.3, and any other terms or conditions as the Committee specifies in written agreements, which shall govern the terms of each Award (and which need not be identical) (the “Award Agreements”). The Committee may condition Awards upon the Participant’s execution of Award Agreements, representations regarding resale, blank stock powers, and any other documents that it may specify. Shares may be deposited together with stock powers with any escrow agent (including the Company) as specified by the Committee.

2.3 Performance Objectives—“Performance Objectives” may be expressed in terms of (a) earnings per share, (b) Stock prices, (c) net income, (d) pre-tax income, (e) operating income, (f) return on equity or assets, (g) economic value added, (h) sales, (i) cash flow from operating activities, (j) working capital, (k) productivity ratios, (l) expense targets, (m) cost containment or reduction, (n) market share, (o) completion of acquisitions of businesses or companies, (p) completion of divestitures and asset sales, (q) completion of business relocation activities, (r) other financial objectives, or (s) any combination of the foregoing, with respect to the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Unless otherwise expressly waived by the Committee, Performance Objectives shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the performance period has elapsed or (y) the date which is ninety (90) days after the commencement of the performance period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

At the time Performance Objectives are established, the Committee may also determine to exclude charges, credits or revenues related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring revenues or charges, credits, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of or accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

Awards subject to the attainment of Performance Objectives that are granted to persons who are designated by the Committee as likely to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder shall, if so designated by the Committee, constitute “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. If any provision of the Plan or any Award Agreement relating to such Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

2.4 Amendments and Approvals—The Committee, at its discretion, may amend the Plan, its interpretations or any Award at any time, subject to applicable Rules. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.

2.5 Delegation—The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.

Article III. Stock Subject to Plan

3.1 Limit on Shares—The Committee shall limit Awards in the aggregate to an aggregate maximum amount (“Cap”) of: (a) total shares of the Company’s $.01 par value common stock (“Common Stock”), and (b) total shares of any other classes of the Company’s then authorized common stock as are determined by the Committee to be no more dilutive than the Common Stock (collectively, the “Stock” or, individually, the “Shares”); and no more than 50% of all Awards shall be ISOs. Upon the Effective Date, such Cap shall be Three Million (3,000,000) Shares, plus the number of Shares that remain outstanding and available for issuance under the Company’s 2010 Plan as of the Effective Date as calculated pursuant to Section 3.2. Otherwise the Cap shall be increased only: (x) if approved by a majority of the Company’s stockholders, (y) pursuant to Article VI, or (z) if approved by the Committee to replace any acquired business’ equity plan with an appropriate number of additional Shares, pursuant to applicable Rules.

3.2 Share Usage and Unvested Shares—Each Award shall be counted, as of the grant date, against the limit set forth in Section 3.1 as one Share for every one Share subject to an Award. Awards granted in substitution for awards held by employees of a business entity acquired by the Company shall not count against the Shares available for issuance under the Plan.

If, following the Effective Date, any Awards under the Plan or the 2010 Plan or the Company’s 2004 Equity Plan shall expire, be forfeited, exchanged or cancelled without having been fully exercised or vested (excluding, however, the use of Shares to satisfy the tax withholding obligations or the payment of the purchase price of an Award), the reserved but unused Shares subject thereto shall again be available for new Awards under the Plan.

3.3 Individual Limits—The maximum number of Shares subject to options or appreciation rights that can be issued under the Plan to any Participant is 500,000 in any one calendar year. The maximum number of Shares subject to an Award other than options or appreciation rights that can be issued under the Plan to any Participant is 250,000 in any one calendar year. The maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives in any performance period of up to one calendar year is $750,000 and the maximum amount that can be earned by any Participant as a cash award subject to the attainment of Performance Objectives over any performance period of greater than one calendar year is $2,000,000.

3.4 Share Issuance Book Entry—Notwithstanding any other provision of this Plan to the contrary, the issuance of Shares under the Plan may be evidenced in such manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more share certificates.

Article IV. Types of Awards

4.1 Stock—The Committee may grant Awards of Stock to Participants on Terms specified in the Award Agreements.

4.2 Options—The Committee may grant Awards of options to purchase or sell Stock, to Participants on Terms specified in the Award Agreements. The purchase price under any such Award shall be the closing price of the Stock on the date of grant, and the sale price under any such Award shall be the closing price of the Stock on the date of the sale, unless the Committee designates another price in the Award Agreement; provided further that, the fair market value (on each ISO’s Award date) of all ISOs’ Shares which first become exercisable by a Participant in any calendar year under all Company plans shall not exceed $100,000. Awards above this limit or to non-employees shall be deemed separate, non-qualified Awards under 26 USC §422.

4.3 Appreciation Rights—The Committee may grant Awards of rights to receive all or a portion of the appreciation in the value of the Shares over a period of time, to Participants on Terms specified in the Award Agreements.

4.4 Cash Awards—The Committee may grant cash-based Awards to Participants which may be based on the successful attainment of one or more Performance Objectives.

4.5 Other Awards—The Committee may grant Awards in tandem with, contingent upon, or convertible into, other Awards on Terms specified in the Award Agreements.

Article V. Termination of Awards

5.1 Unvested Rights—Except as otherwise provided in an Award Agreement or by the Committee, every unvested, unexercised right under this Plan shall terminate and expire at the earlier of: the expiration date in the Award Agreement or termination of the Participant’s employment.

5.2 Vested Rights—Except as otherwise provided in an Award Agreement or by the Committee, every vested, unexercised right under this Plan shall terminate and expire at the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment, (c) three months after a Participant’s retirement, or (d) one year after a Participant’s death or disability, provided that all of the foregoing shall be administered subject to the Committee’s Rules.

Article VI. Adjustment of Number of Shares

6.1 Dividends—In the event that any stock dividend is declared on the Stock, the number of Shares in any Award Agreement and the maximum limit on Shares in Section 3.1 shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend. In the event of any other distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend) without receipt of consideration by the Company, the Company shall in such manner as the Company deems appropriate adjust (i) the number and kind of Shares subject to outstanding Awards and/or (ii) the purchase price of (or other consideration for) outstanding Awards to reflect such distribution.

6.2 Reorganization—In the event that the outstanding Stock is exchanged for or changed into any different number or class of securities, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to any Award and for the maximum limit on Shares in Section 3.1, the number and class of securities for which each outstanding Share shall be so exchanged or into which each such Share shall be changed.

Article VII. Change of Control

7.1 Change of Control—A “Change of Control” includes any transaction (or series of transactions): (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the company; (b) in which any person or group acquires, after the Effective Date, more than 25% of the voting power of the Company’s voting securities; (c) in which substantially all of the assets of the Company are sold; or (d) any similar event determined by the Committee to constitute a change in the control of the Company. Unless otherwise provided by the Committee in an Award Agreement or any other agreement with a Participant, in the event of a Change of Control, the vesting date for all unvested or forfeitable rights in any Award shall be accelerated to the earlier of: (x) the date of such Change of Control or (y) any other date established by the Committee in its discretion to allow Participants an effective opportunity to enjoy such rights under the circumstances.

Without limiting the generality of the foregoing, in connection with a Change of Control the Committee may elect, in its sole discretion, to (a) cancel any outstanding Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith) equal to the product of the number of Shares subject to the Award (the “Grant Shares”) multiplied by the amount, if any, by which (i) the formula or fixed price per Share paid to holders of Shares pursuant to such Change of Control exceeds (ii) the purchase price applicable to such Grant Shares, (b) provide in connection with such Change of Control for the assumption or continuation of the Awards theretofore granted, or for the substitution for such Awards for new Awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices, such that Awards theretofore granted shall continue in the manner and under the terms so provided, or (c) cancel any outstanding Awards to the extent the purchase price applicable to the Grant Shares issuable thereunder is greater than the formula or fixed price per share paid to holders of Shares pursuant to such Change of Control, with or without any payment to the holders thereof. If the Company establishes an exercise window in connection with a scheduled consummation of a Change of Control, any exercise of an Option during such period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event.

Article VIII. Miscellaneous

8.1 No Other Rights—Participation under the Plan shall not be construed as giving an employee any future right of employment with the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

8.2 Governing Law—This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Delaware using any dispute resolution methods selected by the Committee.

8.3 Termination of Plan—The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Except as provided in Section 7.1, termination of the Plan shall not affect unexpired outstanding Awards previously granted.

8.4 Repricing—The terms of outstanding options and appreciation rights may not be amended, without stockholder approval, to reduce the purchase price applicable to such Awards or cancel, exchange, substitute, buyout or surrender such outstanding options or appreciation rights in exchange for cash, other Awards or options or appreciation rights with an option price that is less than the purchase price of the original options or appreciation rights.

002CSN49D5

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 5, 2015.

Vote by Internet • Go to www.investorvote.com/SYPR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3.		+
1. Election of Directors:	For	Withhold
01 - John F. Brinkley	☐	☐

02 - Robert E. Gill	☐	☐

03 - William L. Healey	☐	☐

		For	Against	Abstain
2.	Approval of 2015 Sypris Omnibus Plan.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement.	☐	☐	☐

B	Non-Voting Items
Change of Address —Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2015 Annual Meeting

2015 Annual Meeting of

Sypris Solutions, Inc. Stockholders

Tuesday, May 5, 2015, 10:00 a.m., EDT

Lower Level Seminar Room, 101 Bullitt Lane

Louisville, KY 40222

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope. If you vote by telephone or Internet, it is not necessary to return this card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 5, 2015: The notice of the annual meeting of stockholders, proxy statement, form of proxy card and the Sypris Solutions 2014 Annual Report to stockholders are available at www.sypris.com/proxymaterials.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sypris Solutions, Inc.

Notice of 2015 Annual Meeting of Stockholders

Lower Level Seminar Room, 101 Bullitt Lane, Louisville, KY 40222

Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2015

The undersigned appoints Robert E. Gill and Jeffrey T. Gill, and each of them, as Proxies for the undersigned, or any of them, each with the power of substitution. The Proxies are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sypris Solutions to be held on May 5, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies as directed. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)